Exhibit 99.3

VERSO PAPER HOLDINGS LLC

and

VERSO PAPER INC.

Offers to Exchange up to

$180,767,777 Aggregate Principal Amount of their Second Priority Adjustable Senior Secured Notes

For Any and All of their Outstanding Second Priority Adjustable Senior Secured Notes and

$65,026,237 Aggregate Principal Amount of their Adjustable Senior Subordinated Notes

For Any and All of their Outstanding Adjustable Senior Subordinated Notes

THE EXCHANGE OFFERS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,

ON                     , 2015, UNLESS EXTENDED.

                    , 2015

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Verso Paper Holdings LLC and Verso Paper Inc. (together, the “Issuers”) are offering, upon the terms and subject to the conditions set forth in the Prospectus dated                     , 2015 (the “Prospectus”) and the accompanying Letter of Transmittal enclosed herewith (which together constitute the “Exchange Offers”) to exchange their (i) Second Priority Adjustable Senior Secured Notes (the “Original Second Priority Notes”) for a corresponding and equal aggregate principal amount of new Second Priority Adjustable Senior Secured Notes (the “Second Priority Exchange Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) Adjustable Senior Subordinated Notes (the “Original Subordinated Notes” and, together with the Original Second Priority Notes, the “Original Notes”) for a corresponding and equal aggregate principal amount of new Adjustable Senior Subordinated Notes (the “Subordinated Exchange Notes” and, together with the Second Priority Exchange Notes, the “Exchange Notes”), which have been registered under the Securities Act. As set forth in the Prospectus, the terms of the Exchange Notes are identical in all material respects to the corresponding Original Notes, except that the Exchange Notes have been registered under the Securities Act, and therefore will not bear legends restricting their transfer and will not contain certain provisions providing for the payment of additional interest to the holders of the Original Notes under certain circumstances relating to the Notes Registration Rights Agreement, dated August 1, 2014, among the Issuers, the subsidiaries of Verso Paper Holdings LLC named therein and Evercore Group, LLC, Credit Suisse Securities (USA) LLC and Barclays Capital Inc., as dealer managers. Capitalized terms not defined herein are defined in the Prospectus.

The Exchange Offers are subject to certain customary conditions. See “The Exchange Offers—Conditions to the Exchange Offers” in the Prospectus.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1. The Prospectus, dated                     , 2015;

2. The Letter of Transmittal for your use (unless Original Notes are tendered by an Agent’s Message) and for the information of your clients (including Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9) (facsimile copies of the Letter of Transmittal may be used to tender Original Notes);

3. A form of letter which may be sent to your clients for whose accounts you hold Original Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offers; and

4. A Notice of Guaranteed Delivery.

Your prompt action is requested. Please note the Exchange Offers will expire at 5:00 p.m., New York City time, on                     , 2015, unless extended. Please furnish copies of the enclosed materials to those of your clients for whom you hold Original Notes registered in your name or in the name of your nominee as quickly as possible.

In all cases, exchange of Original Notes accepted for exchange pursuant to the Exchange Offers will be made only after timely receipt by the Exchange Agent of (a) certificates representing such Original Notes, or confirmation of book entry transfer of such Original Notes, as the case may be, (b) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or an Agent’s Message and (c) any other required documents.

Holders who wish to tender their Original Notes and (i) whose Original Notes are not immediately available or (ii) who cannot deliver their Original Notes, the Letter of Transmittal or an Agent’s Message and in either case together with any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Original Notes according to the guaranteed delivery procedures set forth under the caption “The Exchange Offers—Procedures for Tendering Original Notes—Guaranteed Delivery Procedure” in the Prospectus.

The Exchange Offers are not being made to, nor will tenders be accepted from or on behalf of, holders of Original Notes residing in any jurisdiction in which the making of the Exchange Offers or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

The Issuers will not pay any fees or commissions to brokers, dealers or other persons for soliciting exchange of Original Notes pursuant to the Exchange Offers. The Issuers will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Issuers will pay or cause to be paid any transfer taxes payable on the transfer of Original Notes to them except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Questions and requests for assistance with respect to the Exchange Offers or for copies of the Prospectus and Letter of Transmittal may be directed to the Exchange Agent by telephone at (302) 636-6470 or by facsimile (for eligible institutions only) at (302) 636-4139.

Very truly yours,

Verso Paper Holdings LLC and

Verso Paper Inc.

Nothing contained herein or in the enclosed documents shall constitute you or any other person as the agent, of the Issuers or any affiliate thereof, or authorize you or any other person to make any statements or use any document on behalf of any of the Issuers in connection with the Exchange Offers other than the enclosed documents and the statements contained therein.

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